Exhibit 10.68

LOAN AND SECURITY AGREEMENT

ACCESS CAPITAL, INC.

and

INTERLIANT, INC.,
DEBTOR-IN-POSSESSION

and

THE OTHER COMPANIES PARTY HERETO

Dated:  September 23, 2002

i

		Page(s)

16.	Term of Agreement	18

17.	Termination of Lien.	18

18.	Events of Default.	19

19.	Remedies.	21

20.	Waivers.	22

21.	Expenses.	22

22.	Assignment By Access Capital.	23

23.	No Waiver; Cumulative Remedies.	23

24.	Application of Payments.	23

25.	Indemnity.	23

26.	Revival.	24

27.	Notices.	24

28.	Governing Law, Jurisdiction and Waiver of Jury Trial.	25

29.	Company Agency Provisions.	26

30.	Limitation of Liability.	27

31.	Entire Understanding.	27

32.	Severability.	28

33.	Captions.	28

34.	Counterparts; Telecopier Signatures.	28

35.	Construction.	28

36.	Publicity.	28

37.	Conditions Precedent.	28

ii

LOAN AND SECURITY AGREEMENT

               This Loan and Security Agreement is made as of September __, 2002 by and between ACCESS CAPITAL, INC., a New York corporation (“Access Capital”), INTERLIANT, INC., Debtor-in-Possession, a Delaware corporation (“Interliant”), and each other company set forth on Exhibit A hereto (Interliant and each such other company, each a “Company” and jointly and severally, “Companies”).

BACKGROUND

               Companies have filed a voluntary petition for relief with the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) pursuant to Chapter 11 of the United States Bankruptcy Code on August 5, 2002 (the “Bankruptcy Filing”);

               Companies have requested that Access Capital make loans and advances available to Companies; and

               Access Capital has agreed to make such loans and advances to Companies on the terms and conditions set forth in this Agreement.

AGREEMENT

               NOW, THEREFORE, in consideration of the mutual covenants and undertakings and the terms and conditions contained herein, the parties hereto agree as follows:

               1.            Definitions and Terms.

                              (a)           General Definitions.  Capitalized terms used in this Agreement shall have the meanings assigned to them Annex A.

                              (b)           Accounting Terms.  Any accounting terms used in this Agreement which are not specifically defined shall have the meanings customarily given them in accordance with GAAP and all financial computations shall be computed, unless specifically provided herein, in accordance with GAAP consistently applied.

                              (c)           Other Terms.  All other terms used in this Agreement and defined in the UCC, shall have the meaning given therein unless otherwise defined herein.

                              (d)           Rules of Construction.  All Schedules, Addenda, Annexes and Exhibits hereto or expressly identified to this Agreement are incorporated herein by reference and taken together with this Agreement constitute but a single agreement.  The words “herein”, “hereof” and “hereunder” or other words of similar import refer to this Agreement as a whole, including the Exhibits, Addenda, Annexes and Schedules thereto, as the same may be from time to time amended, modified, restated or supplemented, and not to any particular section, subsection or clause contained in this Agreement.  Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter.  The term “or” is not exclusive.  The term “including” (or any form thereof) shall not be limiting or exclusive.  All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.  All references in this Agreement or in the Schedules to this Agreement to sections, schedules, disclosure schedules, exhibits, and attachments shall refer to the corresponding sections, schedules, disclosure schedules, exhibits, and attachments of or to this Agreement.  All references to any instruments or agreements, including references to any of this Agreement or the Ancillary Agreements shall include any and all modifications or amendments thereto and any and all extensions or renewals thereof.

               2.            Advances.

                              (a)           Revolving Credit Advances.

                                              (i)          Subject to the terms and conditions set forth herein and in the Ancillary Agreements, Access Capital may, in its reasonable discretion exercised in good faith, make revolving credit advances (the “Revolving Credit Advances”) to Companies from time to time during the Term which, in the aggregate at any time outstanding, will not exceed the lesser of (x) the Capital Availability Amount or (y) an amount equal to (I) Accounts Availability minus (II) such reserves as Access Capital may reasonably deem proper and necessary from time to time, including without limitation any and all reserves established for the Carveout (as defined in the Financing Orders), for taxes (together with all interest and penalties relating in any manner thereto) owing by any Company to any taxing authority and for any and all payments from time to time owing by any Company to its key employees under and in accordance with such Company’s key employee retention plan.  The amount derived at any time from Section 2(a)(i)(y)(I) minus 2(a)(i)(y)(II) shall be referred to as the “Formula Amount”.

                                              (ii)         Notwithstanding the limitations set forth above, Access Capital retains the right to lend to Companies from time to time such amounts in excess of such limitations as Access Capital may determine in its sole discretion.

                                              (iii)        Each Company acknowledges that the exercise of Access Capital’s discretionary rights hereunder may result during the Term in one or more increases or decreases in the advance percentages used in determining Accounts Availability and each Company hereby consents to any such increases or decreases which may limit or restrict advances requested by Companies.

                                              (iv)        If any Company does not pay any interest, fees, costs or charges to Access Capital when due, Companies shall thereby be deemed to have requested, and Access Capital is hereby authorized at its discretion to make and charge to Companies’ account, a Revolving Credit Advance to Companies as of such date in an amount equal to such unpaid interest, fees, costs or charges.

                                              (v)          If Companies at any time fail to perform or observe any of the covenants contained in this Agreement or any Ancillary Agreement after expiration of any applicable grace and/or cure period, Access Capital may, but need not, perform or observe such covenant on behalf and in the name, place and stead of Companies (or, at Access Capital’s option, in Access Capital’s name) and may, but need not, take any and all other actions which Access Capital may deem necessary to cure or correct such failure (including the payment of taxes, the satisfaction of Liens, the performance of obligations owed to Account Debtors, lessors or other obligors, the procurement and maintenance of insurance, the execution of assignments, security agreements and financing statements, and the endorsement of instruments).  The amount of all monies expended and all costs and expenses (including attorneys’ fees and legal expenses) incurred by Access Capital in connection with or as a result of the performance or observance of such agreements or the taking of such action by Access Capital shall be charged to Companies’ account as a Revolving Credit Advance and added to the Obligations.  To facilitate Access Capital’s performance or observance of such covenants of Companies, each Company hereby irrevocably appoints Access Capital, or Access Capital’s delegate, acting alone, as such Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) from time to time to create, prepare, complete, execute, deliver, endorse or file in the name and on behalf of such Company any and all instruments, documents, assignments, security agreements, financing statements, applications for insurance and other agreements and writings required to be obtained, executed delivered or endorsed by such Company in order to effectuate the foregoing.

                                              (vi)          Access Capital will account to Company Agent monthly with a statement of all Loans and other advances, charges and payments made pursuant to this Agreement, and such account rendered by Access Capital, absent manifest error, shall be deemed final, binding and conclusive unless Access Capital is notified by Company Agent in writing to the contrary within thirty (30) days of the date each account was rendered specifying the item or items to which objection is made.

                                              (vii)          During the Term, Companies may borrow, prepay and reborrow Revolving Credit Advances, all in accordance with the terms and conditions hereof.

                                              (viii)          If any Eligible Account is not paid by the Account Debtor within ninety (90) days after the date that such Eligible Account was invoiced or if any Account Debtor asserts a deduction, dispute, contingency, set-off, or counterclaim with respect to any Eligible Account, Companies shall reimburse Access Capital for the amount of the Revolving Credit Advance made with respect to such Eligible Account plus an adjustment fee in an amount equal to one-half of one percent (0.50%) of the gross face amount of such Eligible Account; provided, however, no such adjustment fee shall be payable to the extent Companies shall have reimbursed Access Capital for the amount of the Revolving Credit Advance made with respect to any such Eligible Account whether by cash, offset from other Revolving Credit Advances and/or collection of Accounts.

                              (b)           Receivables Purchase.   Following the occurrence of an Event of Default, Access Capital may, at its option, elect to convert the credit facility contemplated hereby to an accounts receivable purchase facility.  Upon such election by Access Capital (subsequent notice of which Access Capital shall provide to Company Agent), Companies shall be deemed to hereby have sold, assigned, transferred, conveyed and delivered to Access Capital, and Access Capital shall be deemed to have purchased and received from Companies, all right, title and interest of Companies in and to all Accounts which shall at any time constitute Eligible Accounts (the “Receivables Purchase”).  All outstanding Loans hereunder shall be deemed obligations under such accounts receivable purchase facility.  The conversion to an accounts receivable purchase facility in accordance with the terms hereof shall not be deemed an exercise by Access Capital of its secured creditor rights under Article 9 of the UCC.  Immediately following Access Capital’s request, each Company shall execute all such further documentation as may be required by Access Capital to more fully set forth the accounts receivable purchase facility herein contemplated, including, without limitation, Access Capital’s standard form of accounts receivable purchase agreement, but any Company’s failure to enter into any such documentation shall not impair or affect the Receivables Purchase in any manner whatsoever.

               3.            Repayment of the Loans.   Companies shall be required to (a) make a mandatory prepayment hereunder at any time that the aggregate outstanding principal balance of the Revolving Credit Advances made by Access Capital to Companies hereunder is in excess of the Formula Amount, in an amount equal to such excess; and (b) repay on the expiration of the Term (i) the then aggregate outstanding principal balance of the Loans made by Access Capital to Companies hereunder together with accrued and unpaid interest, fees and charges and (ii) all other amounts owed Access Capital under this Agreement and the Ancillary Agreements.  Any payments of principal, interest, fees or any other amounts payable hereunder or under any Ancillary Agreement shall be made prior to 12:00 noon (New York time) on the due date thereof in immediately available funds.

               4.            Procedure for Revolving Credit Advances.   Other than the initial Revolving Credit Advances to be made on the Closing Date, the proceeds of which shall be remitted by Access Capital in accordance with Company Agent’s written payment directions, Company Agent on behalf of any Company may by twenty four (24) hours prior written notice request a borrowing of Revolving Credit Advances on any Business Day of each week or at such other times as may be acceptable to Access Capital.  Together with each request for a Revolving Credit Advance (but in no event later than the first Business Day of each week or such other intervals as Access Capital may request), Company Agent shall deliver to Access Capital copies of all invoices relating to the Accounts together with all supporting documentation relating thereto.  All Revolving Credit Advances shall be disbursed from whichever office or other place Access Capital may designate from time to time and shall be charged to Companies’ account on Access Capital’s books.  The proceeds of each Revolving Credit Advance made by Access Capital shall be made available to Companies on the Business Day following the Business Day so requested in accordance with the terms of this Section 4 by way of credit to Companies’ operating account maintained with such bank as Companies designated to Access Capital.  Any and all Obligations due and owing hereunder may be charged to Companies’ account and shall constitute Revolving Credit Advances.

               5.            Interest and Fees.

                              (a)           Interest.

                                              (i)          Except as modified by Section 5(a)(iii) below, Companies shall pay interest at the Contract Rate on the unpaid principal balance of each Loan until such time as such Loan is collected in full in good funds in dollars of the United States of America.

                                              (ii)          Interest and fees shall be computed on the basis of actual days elapsed in a year of 360 days.  At Access Capital’s option, Access Capital may charge Companies’ account for said interest when due.

                                              (iii)          Effective upon the occurrence of any Event of Default and for so long as any Event of Default shall be continuing, the Contract Rate shall automatically be increased to one and one-half percent (1.5%) per month (such increased rate, the “Default Rate”), and all outstanding Obligations, including unpaid interest, shall continue to accrue interest from the date of such Event of Default at the Default Rate applicable to such Obligations.

                                              (iv)          In no event shall the aggregate interest payable hereunder exceed the maximum rate permitted under any applicable law or regulation, as in effect from time to time (the “Maximum Legal Rate”) and if any provision of this Agreement or Ancillary Agreement is in contravention of any such law or regulation, interest payable under this Agreement and each Ancillary Agreement shall be computed on the basis of the Maximum Legal Rate (so that such interest will not exceed the Maximum Legal Rate).

                                              (v)          Companies shall pay principal, interest and all other amounts payable hereunder, or under any Ancillary Agreement, without any deduction whatsoever, including any deduction for any set-off or counterclaim.

                               (b)          Fees.

                                               (i)          Closing Fee.  Upon execution of this Agreement by Companies and Access Capital, Companies shall pay to Access Capital a closing fee in an amount equal to one and three quarters percent (1.75%) of the Capital Availability Amount.  The closing fee shall be deemed earned as of the Closing Date and shall not be subject to rebate or proration for any reason.

                                               (ii)         Overadvance Fee.  Without affecting Companies’ obligation to immediately repay any Loans which exceed the amounts permitted by Section 2 (“Overadvances”), in the event an Overadvance occurs or is made by Access Capital, all such Overadvances shall bear interest at a monthly rate equal to 1.5% of the amount of such Overadvances for each month or portion thereof as such amounts shall be outstanding.

                                               (iii)        Financial Information Default.  Without affecting Access Capital’s other rights and remedies, in the event Companies fail to deliver the financial information required by Section 11 on the date required by this Agreement, Companies shall pay Access Capital a fee in the amount of $750 per week (or portion thereof) for each such failure until such failure is cured to Access Capital’s satisfaction or waived in writing by Access Capital.  Such fee shall be charged to Companies’ account upon the occurrence of each such failure.

                                               (iv)         Remittance Processing Fee.  Effective following the establishment of the Access Capital Lockbox, Companies shall pay Access Capital, for collecting Companies’ Accounts and providing lockbox services on the Companies’ behalf, laser scanning and optically storing invoices, checks and check jacket information, providing copies of related remittances and the establishment of a remittance processing arrangement, a remittance processing fee in the amount of $175 per month plus forty-two cents ($0.42) for each check received by Access Capital and a remittance processing arrangement and establishment fee in the amount of $1,500, together with such other costs for such additional services as may be required hereunder, in accordance with the regular practices of Access Capital and in accordance with its regular service charge rate schedule.

                                               (v)          Administration Fee.   During the Term, Companies shall pay to Access Capital an administration fee of three-quarters of one percent (.75%) on all Accounts created by each Company on and after the Closing Date.  Such fee shall be charged to Companies’ account upon the creation of each such Account.

               6.            Security Interest.

                              (a)           To secure the prompt payment to Access Capital of the Obligations, each Company hereby assigns, pledges and grants to Access Capital a continuing security interest in and Lien upon all of the Collateral.  All of Companies’ Books and Records relating to the Collateral shall, until delivered to or removed by Access Capital, be kept by Companies in trust for Access Capital until all Obligations have been paid in full.  Each confirmatory assignment schedule or other form of assignment hereafter executed by Companies shall be deemed to include the foregoing grant, whether or not the same appears therein.

                              (b)           As additional security for the payment and performance of the Obligations, each Company hereby assigns to Access Capital any and all monies (including proceeds of insurance and refunds of unearned premiums) due or to become due under, and all other rights of Companies with respect to, any and all policies of insurance now or at any time hereafter covering the Collateral or any evidence thereof or any business records or valuable papers pertaining thereto, and each Company hereby directs the issuer of any such policy to pay all such monies directly to Access Capital.  At any time, whether or not a Default or Event of Default then exists, Access Capital may (but need not), in Access Capital’s name or in any Company’s name, execute and deliver proof of claim, receive all such monies, endorse checks and other instruments representing payment of such monies, and adjust, litigate, compromise or release any claim against the issuer of any such policy.

                              (c)           Each Company hereby (i) authorizes Access Capital to file any financing statements, continuation statements or amendments thereto that (x) indicate the Collateral (1) as all assets of such Company (or any portion of such Company’s assets) or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the UCC of such jurisdiction, or (2) as being of an equal or lesser scope or with greater detail, and (y) contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment and (ii) ratifies its authorization for Access Capital to have filed any initial financial statements, or amendments thereto if filed prior to the date hereof.  Each Company acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Access Capital and agrees that it will not do so without the prior written consent of Access Capital, subject to Companies’ rights under Section 9-509(d)(2) of the UCC.

                              (d)           Each Company hereby grants to Access Capital an irrevocable, non-exclusive license (exercisable upon the occurrence and during the continuance of an Event of Default without payment of royalty or other compensation to Companies) to use, transfer, license or sublicense any Intellectual Property now owned, licensed to, or hereafter acquired by Companies, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer and automatic machinery software and programs used for the compilation or printout thereof, and represents, promises and agrees that any such license or sublicense is not and will not be in conflict with the contractual or commercial rights of any third Person; provided, that such license will terminate on the termination of this agreement and the payment in full of all Obligations.

               7.            Representations, Warranties and Covenants Concerning the Collateral.  Each Company represents, warrants (each of which such representations and warranties shall be deemed repeated upon the making of each request for a Revolving Credit Advance and made as of the time of each and every Revolving Credit Advance hereunder) and covenants as follows:

                              (a)           All of the Collateral (i) is owned by Companies free and clear of all Liens (including any claims of infringement) except those in Access Capital’s favor and Permitted Liens and (ii) is not subject to any agreement prohibiting the granting of a Lien or requiring notice of or consent to the granting of a Lien.

                              (b)           No Company shall encumber, mortgage, pledge, assign or grant any Lien in any Collateral of such Company or any of such Company’s other assets to anyone other than Access Capital and except for Permitted Liens.

                              (c)           The Liens granted pursuant to this Agreement and the Financing Orders, upon completion of the filings and other actions listed on Exhibit 7(c) (which, in the case of all filings and other documents referred to in said Exhibit, have been delivered to Access Capital in duly executed form) constitute valid perfected security interests in all of the Collateral in favor of Access Capital as security for the prompt and complete payment and performance of the Obligations, enforceable in accordance with the terms hereof against any and all creditors of and any purchasers from Companies and such security interests are prior to all other Liens on the Collateral in existence on the date hereof except for Permitted Liens that have priority by operation of law.

                              (d)           No effective security agreement, mortgage, deed of trust, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is or will be on file or of record in any public office, except those relating to Permitted Liens.

                              (e)           No Company shall dispose of any of the Collateral whether by sale, lease or otherwise except for (i) the sale of Inventory in the ordinary course of business and (ii) the disposition or transfer in the ordinary course of business during any fiscal year of obsolete and worn-out Equipment having an aggregate fair market value of not more than

$25,000 and only to the extent that (A) the proceeds of any such disposition are used to acquire replacement Equipment which is subject to Access Capital’s first priority security interest or (B) the proceeds of which are remitted to Access Capital in reduction of the Obligations.

                              (f)           Each Company shall defend the right, title and interest of Access Capital in and to the Collateral against the claims and demands of all Persons whomsoever, and take such actions, including (i) all actions necessary to grant Access Capital “control” of any Investment Property, Deposit Accounts, Letter-of-Credit Rights or electronic Chattel Paper owned by such Company, with any agreements establishing control to be in form and substance satisfactory to Access Capital, (ii) the prompt delivery to Access Capital of all original Instruments, Chattel Paper, negotiable Documents and certificated Stock owned by such Company (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank), (iii) notification of Access Capital’s interest in Collateral at Access Capital’s request, and (iv) the institution of litigation against third parties as shall be prudent in order to protect and preserve Companies’ and Access Capital’s respective and several interests in the Collateral.

                              (g)           Each Company shall promptly, and in any event within two (2) Business Days after the same is acquired by it, notify Access Capital of any commercial tort claim (as defined in the UCC) acquired by it and unless otherwise consented by Access Capital, such Company shall enter into a supplement to this Loan Agreement granting to Access Capital a Lien in such commercial tort claim.

                              (h)           Each Company shall place notations upon such Company’s Books and Records and any financial statement of such Company to disclose Access Capital’s Lien in the Collateral.

                              (i)           If any Company retains possession of any Chattel Paper or Instrument with Access Capital’s consent, such Chattel Paper and Instruments shall be marked with the following legend:  “This writing and the obligations evidenced or secured hereby are subject to the security interest of Access Capital, Inc.”

                              (j)           Each Company shall perform all other steps reasonably requested by Access Capital to create and maintain in Access Capital’s favor a valid perfected first Lien in all Collateral subject only to Permitted Liens.

                              (k)           Each Company shall notify Access Capital promptly and in any event within two (2) Business Days after obtaining knowledge thereof (i) of any event or circumstance that to such Company’s knowledge would cause Access Capital to consider any then existing Account as no longer constituting an Eligible Account; (ii) of any material delay in such Company’s performance of any of its obligations to any Account Debtor; (iii) of any assertion by any Account Debtor of any material claims, offsets or counterclaims; (iv) of any allowances, credits and/or monies granted by such Company to any Account Debtor; (v) of all material adverse information relating to the financial condition of an Account Debtor; (vi) of any material return of goods; and (vii) of any loss, damage or destruction of any of the Collateral with a value exceeding $10,000 in the aggregate for all such Collateral; provided, however, no such dollar limitation shall be applicable to the extent any such loss, damage or destruction could reasonably be expected to have a Material Adverse Effect.

                              (l)           All Accounts (i) represent complete bona fide transactions which require no further act under any circumstances on any Company’s part to make such Accounts payable by the Account Debtors, (ii) are not subject to any present, future or contingent offsets or counterclaims, and (iii) do not represent bill and hold sales, consignment sales, guaranteed sales, sale or return or other similar understandings or obligations of any Affiliate or Subsidiary of any Company.  Companies have not made, and will not make, any agreement with any Account Debtor for any extension of time for the payment of any Account, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance for prompt or early payment allowed by any Company in the ordinary course of its business consistent with historical practice and as previously disclosed to Access Capital in writing.

                              (m)           Each Company shall keep and maintain the Equipment in good operating condition, except for ordinary wear and tear, and shall make all necessary repairs and replacements thereof so that the value and operating efficiency shall at all times be maintained and preserved.  No Company shall permit any such items to become a Fixture to real estate or accessions to other personal property.

                              (n)           Each Company shall maintain and keep all of such Company’s Books and Records concerning the Collateral at such Company’s executive offices listed in Exhibit 12(d).

                              (o)           Each Company shall maintain and keep the Collateral at the addresses listed in Exhibit 12(d), provided, that any Company may change such locations or open a new location, provided that such Company provides Access Capital thirty (30) days prior written notice of such changes or new location and (ii) prior to such change or opening of a new location it executes and delivers to Access Capital such financing statements and other agreements as Access Capital may request, including landlord agreements, mortgagee agreements and warehouse agreements, each in form and substance satisfactory to Access Capital.

                              (p)           Exhibit 7(p) lists all banks and other financial institutions at which Companies maintain deposits and/or other accounts, and such Exhibit correctly identifies the name, address and telephone number of each such depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.  No Company shall establish any depository or other bank account of any with any financial institution (other than the accounts set forth on Exhibit 7(p) without Access Capital’s prior written consent.

               8.            Payment of Accounts.

                              (a)           Each Company will irrevocably direct all present and future Account Debtors of such Company and other Persons obligated to make payments constituting Collateral to make such payments directly to the lockbox account maintained by such Company (each such lockbox account, a “Lockbox Account”) with JP Morgan Chase Bank or such other financial institution acceptable to Access Capital as may be selected by Companies (the “Lockbox Bank”).  If, notwithstanding the foregoing instructions to Account Debtors, any Company receives any payments, such Company shall immediately deposit such payments in the respective Lockbox Account.  Until so remitted, such Company shall hold all such payments in trust for and as the property of Access Capital and shall not commingle such payments with any of its other funds or property.  On or prior to the Closing Date, each Company shall and shall cause each Lockbox Bank to enter into all such documentation required by Access Capital to perfect Access Capital’s first priority security interest in each Lockbox Account and the funds therein.  Such documentation shall provide, without limitation, that the Lockbox Bank shall only comply with instructions originated by Access Capital with respect to each Lockbox Account and the funds therein.

                              (b)           With the mutual consent of Company Agent and Access Capital or at Access Capital’s option in its sole discretion following the occurrence of an Event of Default, Companies will irrevocably direct all present and future Account Debtors and other Persons obligated to make payments constituting Collateral to make such payments directly to the Access Capital Lockbox at 405 Park Avenue, New York, New York 10022 or such other address as Access Capital may direct in writing (the “Access Capital Lockbox”).  Following the establishment of the Access Capital Lockbox arrangement, all of each Company’s invoices, account statements and other written or oral communications directing, instructing, demanding or requesting payment of any Account of any Company or any other amount constituting Collateral shall conspicuously direct that all payments be made to the Access Capital Lockbox at 405 Park Avenue, New York, New York 10022 or such other address as Access Capital may direct in writing.  If, notwithstanding the instructions to Account Debtors, any Company receives any payments, such Company shall immediately remit such payments to Access Capital in their original form with all necessary endorsements.  Until so remitted, such Company shall hold all such payments in trust for and as the property of Access Capital and shall not commingle such payments with any of its other funds or property.  Companies shall pay Access Capital five percent (5%) of the amount of any payment so received by any Company and not delivered in kind to Access Capital within five (5) Business Days following such Company’s receipt thereof.

                              (c)           At Access Capital’s election following the occurrence of an Event of Default, Access Capital may notify Companies’ Account Debtors of Access Capital’s security interest in the Accounts, collect them directly and charge the collection costs and expenses thereof to Companies’ account.

               9.            Collection and Maintenance of Collateral.

                              (a)           Access Capital may at any time verify Companies’ Accounts utilizing an audit control company or any other agent of Access Capital.

                              (b)           Access Capital will credit (conditional upon final collection) all proceeds of Accounts to Companies’ account two (2) Business Days after receipt by Access Capital of good funds in dollars of the United States of America in Access Capital’s account.  Any amount received by Access Capital after 12:00 noon (New York time) on any Business Day shall be deemed received on the next Business Day.

                              (c)           To the extent Access Capital collects Accounts, it shall pay to Companies in weekly intervals as requested by Company Agent an amount equal to the excess, if any, of (i) the aggregate amount so collected less (ii) the sum of (A) the aggregate Revolving Credit Advances to which such Accounts relate, (B) the interest and fees earned by and then due and owing to Access Capital with respect to such Accounts, (C) the aggregate amount of Overadvances made by Access Capital with respect to such Accounts and (D) any amounts otherwise due Access Capital including, without limitation, pursuant to Sections 2, 5(b), 21 and 25 hereof which have theretofore not been paid.  Following the occurrence and during the continuance of an Event of Default, Access Capital shall have the right to apply all proceeds of Accounts to the Obligations in such order as Access Capital shall elect.

               10.          Inspections and Appraisals.  At all times during normal business hours, Access Capital or any agent of Access Capital shall have the right to (a) have access to, visit, inspect, review, evaluate and make physical verification and appraisals of each Company’s properties and the Collateral, including without limitation, an appraisal of each Company’s Inventory in order to determine the orderly liquidation value of such Inventory, (b) inspect, audit and copy (or take originals if necessary) and make extracts from each Company’s Books and Records, including management letters prepared by independent accountants, and (c) discuss with Companies’ principal officers, and independent accountants, Companies’ business, assets, liabilities, financial condition, results of operations and business prospects.  Companies will deliver to Access Capital any instrument necessary for Access Capital to obtain records from any service bureau maintaining records for Companies.  If any internally prepared financial information, including that required under this paragraph is unsatisfactory in any manner to Access Capital, Access Capital may request that the Accountants review the same.

               11.          Financial Reporting.  Companies will deliver, or cause to be delivered, to Access Capital each of the following, which shall be in form and detail acceptable to Access Capital:

                              (a)           Within a reasonable time after such financial statements become available, and in any event within ninety (90) days after the end of each fiscal year of the Companies, the certified financial statements of the Companies on a consolidated basis with a report (without qualification other than a “going concern” qualification or other qualification related to the Bankruptcy Filing) of independent certified public accountants of recognized standing selected by Companies and acceptable to Access Capital (the “Accountants”), which annual financial statements shall include the balance sheet of the Companies on a consolidated basis as at the end of such fiscal year and the related statements of income, retained earnings and cash flows of the Companies on a consolidated basis for the fiscal year then ended, all in reasonable detail and prepared in accordance with GAAP, together with (i) copies of all management letters prepared by such accountants; (ii) a report signed by the Accountants stating that in making the investigations necessary for said opinion they obtained no knowledge, except as specifically stated, of any Default or Event of Default; and (iii) a certificate of Interliant’s President or Vice President of Finance stating that such financial statements have been prepared in accordance with GAAP and whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder and, if so, stating in reasonable detail the facts with respect thereto;

                              (b)           As soon as available and in any event within thirty (30) days after the end of each month, an unaudited/internal balance sheet, statements of income and retained earnings and an operating cash flow forecast in format consistent with that included in the Projections, in each case, of the Companies on a consolidated basis as at the end of and for such month and for the year to date period then ended, in reasonable detail and stating in comparative form the figures for the corresponding date and periods in the previous year, all prepared in accordance with GAAP, subject to year-end audit adjustments; and accompanied by a certificate of Interliant’s President or Vice President of Finance, stating (i) that such financial statements have been prepared in accordance with GAAP, subject to year-end audit adjustments, and (ii) whether or not such officer has knowledge of the occurrence of any Default or Event of Default hereunder not theretofore reported and remedied and, if so, stating in reasonable detail the facts with respect thereto; and

                              (c)           Within fifteen (15) days after the end of each month or more frequently if Access Capital so requests, an aging of each Company’s Accounts and its accounts payable trial balance, and a calculation of each Company’s Accounts and Eligible Accounts as at the end of such month or shorter time period.

               12.          Additional Representations, Warranties and Covenants.  Each Company represents, warrants (each of which such representations and warranties shall be deemed repeated upon the making of a request for a Revolving Credit Advance and made as of the time of each Revolving Credit Advance made hereunder), and covenants as follows:

                              (a)           Each Company is a corporation duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and duly qualified and in good standing in every other state or jurisdiction in which the nature of such Company’s business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

                              (b)           The execution, delivery and performance of this Agreement and the Ancillary Agreements (i) have been duly authorized, (ii) are not in contravention of such Company’s certificate of incorporation, by-laws or of any indenture, agreement or undertaking to which such Company is a party or by which such Company is bound (other than those certain 10% Convertible Subordinated Notes of Interliant due February 28, 2005) and (iii) are within such Company’s corporate powers.

                              (c)           This Agreement and the Ancillary Agreements executed and delivered by each Company are such Company’s legal, valid and binding obligations, enforceable in accordance with their terms and the terms of the Financing Orders except to the extent that enforcement may be limited by equitable principles of general application.

                              (d)           Exhibit 12(d) sets forth each Company’s name as it appears in official filing in the state of its incorporation, the type of entity of each Company, the organizational identification number issued by each Company’s state of incorporation or a statement that no such number has been issued, each Company’s state of incorporation, and the location of each Company’s chief executive office, corporate offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) and, except as set forth in such Exhibit 12(d), such locations have not changed during the preceding twelve months.  As of the Closing Date, during the prior five years, except as set forth in Exhibit 12(d), no Company has been known as or conducted business in any other name (including trade names).  Each Company has only one state of incorporation.

                              (e)           No Company will change (i) its name as it appears in the official filings in the state of its incorporation or formation unless such Company provides Access Capital thirty (30) days prior written notice of such change, (ii) the type of legal entity it is without Access Capital’s prior written consent, (iii) its organization identification number, if any, issued by its state of incorporation, unless such Company provides Access Capital thirty (30) days prior written notice of such change, (iv) its state of incorporation unless such Company provides Access Capital thirty (30) days prior written notice of such change or (v) amend its certificate of incorporation, by-laws or other organizational document without Access Capital’s prior written consent.

                              (f)           The operation of each Company’s business is and will continue to be in compliance in all material respects with all applicable federal, state and local laws, rules and ordinances, including to all laws, rules, regulations and orders relating to taxes, payment and withholding of payroll taxes, employer and employee contributions and similar items, securities, employee retirement and welfare benefits, employee health safety and environmental matters.

                              (g)           Based upon the Employee Retirement Income Security Act of 1974 (“ERISA”), and the regulations and published interpretations thereunder: (i) no Company has engaged in any Prohibited Transactions as defined in Section 406 of ERISA and Section 4975 of the Internal Revenue Code, as amended; (ii) each Company has met all applicable minimum funding requirements under Section 302 of ERISA in respect of its plans; (iii) no Company has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) no Company has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than Companies’ employees; and (v) no Company has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

                              (h)           Each Company (after giving effect to the transactions contemplated hereby) is able to pay its post-petition debts as they mature and has capital sufficient to carry on its business and all businesses in which such Company is about to engage.

                              (i)           Other than the Bankruptcy Filing, there is no pending or threatened litigation, action or proceeding which involves the possibility of having a Material Adverse Effect.

                              (j)           All balance sheets and income statements which have been delivered to Access Capital fairly, accurately and properly state Companies’ financial condition on a basis consistent with that of previous financial statements and there has been no material adverse change in Companies’ financial condition as reflected in such statements since the date thereof and such statements do not fail to disclose any fact or facts which might have a Material Adverse Effect on Companies’ financial condition.

                              (k)           Each Company possesses all of the Intellectual Property necessary to conduct its business.  There has been no assertion or claim of violation or infringement with respect to any Intellectual Property.  Exhibit 12(k) sets forth all Intellectual Property of Companies.

                              (l)           Each Company will pay or discharge when due all taxes, assessments and governmental charges or levies imposed upon such Company or any of the Collateral unless such amounts are being diligently contested in good faith by appropriate proceedings provided that (i) adequate reserves with respect thereto are maintained on the books of such Company in conformity with GAAP and (ii) the related Lien shall have no effect on the priority of the Liens in favor of Access Capital or the value of the assets in which Access Capital has a Lien.

                              (m)           Each Company will promptly inform Access Capital in writing of: (i) the commencement of all proceedings and investigations by or before and/or the receipt of any notices from, any governmental or nongovernmental body and all actions and proceedings in any court or before any arbitrator against or in any way concerning any event which might singly or in the aggregate, have a Material Adverse Effect; (ii) any amendment of any Company’s certificate of incorporation, by-laws or other organizational document; (iii) any change which has had or might have a Material Adverse Effect; (iv) any Event of Default or Default; (v) any default or any event which with the passage of time or giving of notice or both would constitute a default under any agreement for the payment of money to which any Company is a party or by which any Company or any of such Company’s properties may be bound which would have a Material Adverse Effect and (vii) any change in any Company’s name or any other name used in its business.

                              (n)           No Company will (i) create, incur, assume or suffer to exist any indebtedness for borrowed money (exclusive of trade debt) whether secured or unsecured other than such Company’s indebtedness to Access Capital and as set forth on Exhibit 12(n)(i) attached hereto and made a part hereof; (ii) cancel any debt owing to it; (iii) not assume, guarantee, endorse or otherwise become directly or contingently liable in connection with any obligations of any other Person, except the endorsement of negotiable instruments by a Company for deposit or collection or similar transactions in the ordinary course of business; (iv) directly or indirectly declare, pay or make any cash dividend or cash distribution on any class of its Stock or apply any of its funds, property or assets to the purchase, redemption or other retirement of any Stock of a Company; (v) other than as set forth on Exhibit 12(n)(v), purchase or hold beneficially any Stock (other than the Stock of a Subsidiary set forth on Exhibit 12(n)(ii)) or other securities or evidences of indebtedness of, make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any other Person, including any partnership or joint venture, except travel advances or loans to such Company’s officers and employees not exceeding at any one time an aggregate of $10,000 for all Companies; (vi) create or permit to exist any Subsidiary, other than any Subsidiary in existence on the date hereof and listed in Exhibit 12(n)(ii); (vii) directly or indirectly, prepay any indebtedness (other than to Access Capital), or repurchase, redeem, retire or otherwise acquire any indebtedness; (viii) enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a portion of the assets or Stock of any Person or permit any other Person to consolidate with or merge with it; (ix) materially change the nature of the business in which it is presently engaged other than a change resulting from a disposition of assets consented to in writing by Access Capital; (x) change its fiscal year or make any changes in accounting treatment and reporting practices without prior written notice to Access Capital except as required by GAAP or in the tax reporting treatment or except as required by law; (xi) enter into any transaction with any employee, director or Affiliate, except in the ordinary course on arms-length terms; (xii) bill Accounts under any name except the present name of such Company; (xiii) directly or indirectly, redeem, repurchase, retire or otherwise acquire or make any payment or distribution with respect to the Subordinated Debt except to the extent permitted pursuant to the applicable Subordination Agreement; or (xiv) change or modify the terms of any Subordinated Debt (or any indenture or agreement entered into in connection therewith).

                              (o)           None of the proceeds of the Loans hereunder will be used directly or indirectly to “purchase” or “carry” “margin stock” or to repay indebtedness incurred to “purchase” or “carry” “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect.

                              (p)           Each Company will bear the full risk of loss from any loss of any nature whatsoever with respect to the Collateral.  At each Company’s own cost and expense in amounts and with carriers acceptable to Access Capital, each Company shall (i) keep all its insurable properties and properties in which it has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Company’s, including business interruption insurance; (ii) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Company’s, if any, insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Company either directly or through Governmental Authority to draw upon such funds or to direct generally the disposition of such assets; (iii) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (iv) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Company is engaged in business; and (v) furnish Access Capital with (x) copies of all policies and evidence of the maintenance of such policies at least thirty (30) days before any expiration date, (y) endorsements to such policies naming Access Capital as “co-insured” or “additional insured” and appropriate loss payable endorsements in form and substance satisfactory to Access Capital, naming Access Capital as loss payee, and (z) evidence that as to Access Capital the insurance coverage shall not be impaired or invalidated by any act or neglect of any Company and the insurer will provide Access Capital with at least thirty (30) days notice prior to cancellation.  Each Company shall instruct the insurance carriers that in the event of any loss thereunder, the carriers shall make payment for such loss to Access Capital and not to such Company and Access Capital jointly.  If any insurance losses are paid by check, draft or other instrument payable to any Company and Access Capital jointly, Access Capital may endorse such Company’s name thereon and do such other things as Access Capital may deem advisable to reduce the same to cash.  Access Capital is hereby authorized to adjust and compromise claims.  All loss recoveries received by Access Capital upon any such insurance may be applied to the Obligations, in such order as Access Capital in its sole discretion shall determine.  Any surplus shall be paid by Access Capital to Company Agent for the benefit of Companies or applied as may be otherwise required by law.  Any deficiency thereon shall be paid by Companies to Access Capital, on demand.

                              (q)           No Company shall at any time permit any post-petition accounts payable to remain unpaid more than sixty (60) days from the due date thereof unless a bona fide dispute exists with respect to such accounts payable, such amounts are being diligently contested in good faith and adequate reserves with respect thereto are maintained on the books of such Company in conformity with GAAP.

                              (r)           Immediately upon the first to occur of the following events (the first such event to occur, the “Specified Event”):  (i) any plan of reorganization of any Company is confirmed; (ii) a Change of Control; or (iii) the closing of the sale of DellHost by Interliant (the “DellHost Sale”), then Companies shall remit to Access Capital in immediately available funds a success fee equal to three and one-half percent (3.5%) of the Capital Availability Amount (the “Success Fee”).  The Success Fee shall be fully earned upon the occurrence of the Specified Event (the “Specified Event Date”), shall not be subject to rebate or proration for any reason, shall constitute Obligations hereunder and shall be payable to Access Capital in immediately available funds as follows:  (i) if the Specified Event is the DellHost Sale, (A) twenty percent (20%) of the Success Fee on the Specified Event Date and (B) eighty percent (80%) of the Success Fee payable as follows until such time as the entire Success Fee is paid in full:  (1) on the date Interliant receives the escrow funds as a result of the completion of the transitional services described in numbered paragraph “(1)” of Schedule 3.3 to the Transitional Services Agreement attached as Exhibit A to the Asset Purchase Agreement dated September 9, 2002 between Interliant and Sprint Communications Company, L.P. as in effect on the Closing Date (the “Transitional Services Agreement”), an amount equal to twenty-five percent (25%) of the Success Fee, (2) on the date Interliant receives escrow funds as a result of the completion of transitional services described in numbered paragraph “(2)” of Schedule 3.3 to the Transitional Services Agreement, an amount equal to twenty-five percent (25%) of the Success Fee, (3) on the date Interliant receives escrow funds as a result of the completion of transitional services described in numbered paragraph “(3)” of Schedule 3.3 to the Transitional Services Agreement, an amount equal to twenty percent (20%) of the Success Fee, (4) on the date Interliant receives escrow funds as a result of the completion of transitional services described in numbered paragraph “(4)” of Schedule 3.3 to the Transitional Services Agreement, an amount equal to ten percent (10%) of the Success Fee, and (5) to the extent not otherwise paid in full in accordance with the foregoing clauses (1)-(4), on the earlier to occur of (x) the termination of the Transition Period (as defined in the Transitional Services Agreement) and (y) March 31, 2003; or (ii) if the Specified Event is an event other than the DellHost Sale, one hundred percent (100%) of the Success Fee on the Specified Event Date.

                              (s)           No Company shall make or permit to be made any changes, amendment or modifications, or any application or motion for any change, amendment or modification to the Interim Order or the Final Order without the prior written consent of Access Capital.

                              (t)           No Company shall incur, create, assume, suffer to exist or permit or make any application or motion for any Super-Priority Claim or Lien which is pari passu with or senior to the claims of Access Capital granted pursuant to this Agreement, the Ancillary Agreements, the Interim Order and the Final Order other than as expressly contemplated and permitted by the terms of the Financing Orders or this Agreement.

               13.          Financial Covenants.

                              (a)           Companies on a consolidated basis shall maintain, as of the end of each month (calculated on a rolling three (3) month basis), aggregate EBITDA of (i) at least eighty-five percent (85%) of the aggregate EBITDA amount for such three-month period as set forth on the Projections; provided, that the aggregate EBITDA amount for such three-month period set forth on the Projections is a positive number or (ii) one hundred fifteen percent (115%) or such lesser percentage of the aggregate EBITDA amount for such three-month period as set forth on the Projections; provided, that the aggregate EBITDA amount set forth on the Projections is a negative number.

                              (b)           Companies on a consolidated basis shall maintain, as of the end of each month (calculated on a rolling three (3) month basis), aggregate Net Income of at least (i) eighty-five percent (85%) of the aggregate Net Income amount for such three-month period as set forth on the Projections provided, that the aggregate Net Income amount for such three-month period set forth on the Projections is a positive number and (ii) one hundred fifteen percent (115%) or such lesser percentage of the aggregate Net Income amount for such three-month period as set forth on the Projections provided, that the aggregate Net Income amount set forth on the Projection is a negative number.

                              (c)           Commencing with the calendar month ending July 31, 2003, Companies on a consolidated basis shall be, as of the end of each month, EBIDTA positive and cash flow positive (which calculations shall be determined in accordance with the accounting principles used in the Projections), in each case, calculated on a rolling three (3) month basis.

                              (d)           For purposes of this Agreement, a breach of any financial covenants set forth herein shall be deemed to have occurred as of any date of determination by Access Capital or as of the last day of any specified measurement period, regardless of when the financial statements reflecting such breach are delivered to Access Capital.

               14.          Further Assurances.   At any time and from time to time, upon the written request of Access Capital and at the sole expense of Companies, each Company shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Access Capital may reasonably request (a) to obtain the full benefits of this Agreement and the Ancillary Agreements, (b) to protect, preserve and maintain Access Capital’s rights in the Collateral and under this Agreement or any Ancillary Agreement, or (c) to enable Access Capital to exercise all or any of the rights and powers herein granted or any Ancillary Agreement.

               15.          Power of Attorney.   Each Company hereby appoints Access Capital or any other Person whom Access Capital may designate as such Company’s attorney, with power to:  (i) endorse such Company’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Access Capital’s possession; (ii) sign such Company’s name on any invoice or bill of lading relating to any Accounts, drafts against Account Debtors, schedules and assignments of Accounts, notices of assignment, financing statements and other public records, verifications of Account and notices to or from Account Debtors; (iii) verify the validity, amount or any other matter relating to any Account by mail, telephone, telegraph or otherwise with Account Debtors; (iv) do all things necessary to carry out this Agreement, any Ancillary Agreement and all related documents; and (v) on or after the occurrence and continuation of an Event of Default, notify the post office authorities to change the address for delivery of such Company’s mail to an address designated by Access Capital, and to receive, open and dispose of all mail addressed to such Company.  Each Company hereby ratifies and approves all acts of the attorney.  Neither Access Capital nor the attorney will be liable for any acts or omissions (other than relating to its gross negligence or willful misconduct) or for any error of judgment or mistake of fact or law.  This power, being coupled with an interest, is irrevocable so long as Access Capital has a security interest and until the Obligations have been fully satisfied.

               16.          Term of Agreement.   Access Capital’s agreement to make Loans and extend financial accommodations under and in accordance with the terms of this Agreement or any Ancillary Agreement shall continue in full force and effect until the expiration of the Initial Term.  At the expiration of the Initial Term, this Agreement shall be deemed to be automatically renewed for an additional period equal to the Initial Term and thereafter to be automatically renewed by succeeding terms of equal length at the end of the first and each succeeding renewal term (each, a “Renewal Term”), unless Company Agent or Access Capital shall deliver written notice of cancellation to the other not earlier than 90 days and not later than 60 days prior to the expiration date of the Initial Term or any succeeding Renewal Term.  At Access Capital’s election following the occurrence of an Event of Default, Access may terminate this Agreement.  The termination of the Agreement shall not affect any of Access Capital’s rights hereunder or any Ancillary Agreement and the provisions hereof and thereof shall continue to be fully operative until all transactions entered into, rights or interests created and the Obligations have been disposed of, concluded or liquidated.  Notwithstanding the foregoing, Access Capital shall release its security interests at any time after (i) sixty (60) days notice by Company to Access Capital that the Companies have elected to prepay the Obligations and terminate this Agreement and (ii) Access Capital has received payment of all the Obligations in immediately available funds so long as Companies shall have (A) provided Access Capital with an executed release of any and all claims which Companies may have or thereafter have under this Agreement and all Ancillary Agreements and (B) paid to Access Capital an early payment fee in an amount equal to the product of (x) the Applicable Percentage and (y) the Capital Availability Amount (the “Early Payment Fee”) if such payment of all the Obligations occurs prior to end of the Initial Term or any Renewal Term; such fee being intended to compensate Access Capital for its costs and expenses incurred in initially approving this Agreement or extending same.  The Early Payment Fee shall also be due and payable by Companies to Access Capital upon termination of this Agreement by Access Capital after the occurrence of an Event of Default.  Notwithstanding anything contained herein to the contrary, the amount of the Early Payment Fee shall be reduced dollar for dollar by the amount of the Success Fee actually received in cash by Access Capital from the Companies.

               17.          Termination of Lien.   The Liens and rights granted to Access Capital hereunder and any Ancillary Agreements and the financing statements filed in connection herewith or therewith shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that Companies’ account may from time to time be temporarily in a zero or credit position, until (a) all of the Obligations of Companies have been paid or performed in full after the termination of this Agreement and (b) each Company has an executed release of any and all claims which such Company may have or thereafter have under this Agreement and all Ancillary Agreements.  Accordingly, each Company waives any rights which it may have under the UCC to demand the filing of termination statements with respect to the Collateral, and Access Capital shall not be required to send such termination statements to Companies, or to file them with any filing office, unless and until this Agreement and the Ancillary Agreements shall have been terminated in accordance with their terms and all Obligations paid in full in immediately available funds.

               18.          Events of Default.   The occurrence of any of the following shall constitute an Event of Default:

                              (a)           failure to make payment of any of the Obligations when required hereunder;

                              (b)           failure to pay any taxes when due unless such taxes are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been provided on the applicable Company’s books;

                              (c)           failure to perform under and/or committing any breach of this Agreement or any Ancillary Agreement or any other agreement between any Company and Access Capital;

                              (d)           the occurrence of a default under any agreement to which any Company is a party with third parties which has a Material Adverse Effect;

                              (e)           any representation, warranty or statement made by any Company hereunder, in any Ancillary Agreement, any certificate, statement or document delivered pursuant to the terms hereof, or in connection with the transactions contemplated by this Agreement should at any time be false or misleading in any material respect;

                              (f)           an attachment or levy is made upon any Company’s assets having an aggregate value in excess of $10,000 or a judgment is rendered against any Company or any Company’s property involving a liability of more than $10,000 which shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof;

                              (g)           any change in any Company’s condition or affairs (financial or otherwise) which in Access Capital’s reasonable opinion impairs the Collateral or the ability of any  Company to perform its Obligations;

                              (h)           any Lien created under this Agreement, any Ancillary Agreement, the Interim Order or the Final Order for any reason ceases to be or is not a valid and perfected Lien having a first priority interest subject only to Permitted Liens;

                              (i)           other than in connection with the Bankruptcy Filing, any Company shall admit in writing its inability, or be generally unable to pay its debts as they become due or, at any time, cease operations of its present business;

                              (j)           other than in connection with the Bankruptcy Filing, any Company shall (i) apply for, consent to or suffer to exist the appointment of, or the taking possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (ii) admit in writing its inability, or be generally unable, to pay its debts as they become due or cease operations of its present business, (iii) make a general assignment for the benefit of creditors, (iv) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (v) be adjudicated a bankrupt or insolvent, (vi) file a petition seeking to take advantage of any other law providing for the relief of debtors, (vii) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws or (viii) take any action for the purpose of effecting any of the foregoing;

                              (k)           any Company directly or indirectly sells, assigns, transfers, conveys, or suffers or permits to occur any sale, assignment, transfer or conveyance of any assets of such Company or any interest therein, except as permitted herein;

                              (l)           any Company identified in Sections (A)-(D) of Exhibit 12(d) fails to operate in the ordinary course of business;

                              (m)           Access Capital shall in good faith deem itself insecure or unsafe or shall fear diminution in value, removal or waste of the Collateral;

                              (n)           a post-petition default by any Company in the payment, when due, of any principal of or interest on any other indebtedness for money borrowed;

                              (o)           the occurrence of a change in controlling ownership or any member of Senior Management ceases to be involved in the day to day operations or management of Interliant;

                              (p)           the indictment or threatened indictment of any Company, any executive officer of any Company under any criminal statute, or commencement or threatened commencement of criminal or civil proceeding against any Company or any officer of any Company pursuant to which statute or proceeding penalties or remedies sought or available include forfeiture of any of the property of any Company;

                              (q)           any Company shall take or participate in any action which would be prohibited under the provisions of any Subordination Agreement or make any payment on the Subordinated Debt to any Person that was not entitled to receive under the provisions of the applicable Subordination Agreement;

                              (r)           any breach of any terms of any Subordination Agreement or Intercreditor Agreement; or

                              (s)           an Event shall occur.

               19.          Remedies.   Upon the occurrence of an Event of Default, Access Capital shall have the right to demand repayment in full of all Obligations, whether or not otherwise due.  Access Capital shall provide written notice to Company Agent following the declaration of an Event of Default; provided, however, the failure to provide such notice shall not affect or impair in any manner whatsoever the rights and remedies of Access Capital under the Loan Agreement, the Ancillary Agreements and/or applicable law.  In the event Access Capital elects to exercise any secured lender remedies, Access Capital shall endeavor in good faith to provide Company Agent at least three (3) days notice thereof, provided that no such notice shall be required in the event Access Capital believes, in the exercise of its sole discretion, that the exercise of such remedies is necessary to preserve or protect the Collateral.  Until all Obligations have been fully satisfied, Access Capital shall retain its Lien in all Collateral.  Access Capital shall have, in addition to all other rights provided herein, the rights and remedies of a secured party under the UCC, and under other applicable law, all other legal and equitable rights to which Access Capital may be entitled, including the right to take immediate possession of the Collateral, to require a Company to assemble the Collateral, at Companies’ expense, and to make it available to Access Capital at a place designated by Access Capital which is reasonably convenient to both parties and to enter any of the premises of a Company or wherever the Collateral shall be located, with or without force or process of law, and to keep and store the same on said premises until sold (and if said premises be the property of such Company, such Company agrees not to charge Access Capital for storage thereof), and the right to apply for the appointment of a receiver for such Company’s property.  Further, Access Capital may, at any time or times after the occurrence of an Event of Default, sell and deliver all Collateral held by or for Access Capital at public or private sale for cash, upon credit or otherwise, at such prices and upon such terms as Access Capital, in Access Capital’s sole discretion, deems advisable or Access Capital may otherwise recover upon the Collateral in any commercially reasonable manner as Access Capital, in its sole discretion, deems advisable.  The requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Company Agent at Company Agent’s address as shown in Access Capital’s records, at least ten (10) days before the time of the event of which notice is being given.  Access Capital may be the purchaser at any sale, if it is public.  In connection with the exercise of the foregoing remedies, Access Capital is granted permission to use all of Companies’ trademarks, tradenames, tradestyles, patents, patent applications, licenses, franchises and other proprietary rights.  The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys’ fees, and second to the payment (in whatever order Access Capital elects) of all Obligations.  After the indefeasible payment and satisfaction in full in cash of all of the Obligations, and after the payment by Access Capital of any other amount required by any provision of law, including Section 608(a)(1) of the Code (but only after Access Capital has received what Access Capital considers reasonable proof of a subordinate party’s security interest), the surplus, if any, shall be paid to Company Agent or its representatives or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct.  Companies shall remain liable to Access Capital for any deficiency.  In addition, Companies shall pay Access Capital a liquidation fee (“Liquidation Fee”) in the amount of ten percent (10%) of the face amount of each Account outstanding at any time during a “liquidation period”.  For purposes hereof, “liquidation period” means a period:  (i) beginning on the occurrence of an Event; and (ii) ending on the date on which Access Capital has actually received all Obligations due and owing it under this Agreement and the Ancillary Agreements.  The Liquidation Fee shall be paid on the earlier to occur of:  (i) the date on which Access Capital collects the applicable Account; and (ii) the 90th day from the invoice of such Account by deduction from any amount otherwise due from Access Capital to Companies directly, at the option of Access Capital.  Each Company and Access Capital acknowledge that the actual damages that would be incurred by Access Capital after the occurrence of an Event of Default would be difficult to quantity and that Companies and Access Capital have agreed that the fees and obligations set forth in this Section and in this Agreement would constitute fair and appropriate liquidated damages in the event of any such termination.

               20.          Waivers.   To the full extent permitted by applicable law, each Company waives  (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of this Agreement and the Ancillary Agreements or any other notes, commercial paper, Accounts, Contracts, Documents, Instruments, Chattel Paper and guaranties at any time held by Access Capital on which any Company may in any way be liable, and hereby ratifies and confirms whatever Access Capital may do in this regard; (b) all rights to notice and a hearing prior to Access Capital’s taking possession or control of, or to Access Capital’s replevy, attachment or levy upon, any Collateral or any bond or security that might be required by any court prior to allowing Access Capital to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.  Each Company acknowledges that it has been advised by counsel of its choices and decisions with respect to this Agreement, the Ancillary Agreements and the transactions evidenced hereby and thereby.

               21.          Expenses.   Each Company shall pay all of Access Capital’s reasonable out-of-pocket costs and expenses, including reasonable fees and disbursements of in-house or outside counsel and appraisers, in connection with the preparation, execution and delivery of this Agreement and the Ancillary Agreements, and in connection with the prosecution or defense of any action, contest, dispute, suit or proceeding concerning any matter in any way arising out of, related to or connected with this Agreement or any Ancillary Agreement.  Each Company shall also pay all of Access Capital’s fees, charges, reasonable out-of-pocket costs and expenses, including reasonable fees and disbursements of counsel and appraisers, in connection with (a) the preparation, execution and delivery of any waiver, any amendment thereto or consent proposed or executed in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, (b) Access Capital’s obtaining performance of the Obligations under this Agreement and any Ancillary Agreements, including, but not limited to, the enforcement or defense of Access Capital’s security interests, assignments of rights and Liens hereunder as valid perfected security interests, (c) any attempt to inspect, verify, protect, collect, sell, liquidate or otherwise dispose of any Collateral, (d) any appraisals or re-appraisals of any property (real or personal) pledged to Access Capital by Companies as Collateral for, or any other Person as security for, Companies’ Obligations hereunder and (e) any consultations in connection with any of the foregoing.  Companies shall also pay Access Capital’s customary bank charges for all bank services (including wire transfers) performed or caused to be performed by Access Capital for Companies at Companies’ request or in connection with Companies’ loan account with Access Capital.  All such costs and expenses together with all filing, recording and search fees, taxes and interest payable by any Company to Access Capital shall be payable on demand and shall be secured by the Collateral.  If any tax (other than relating to or measured by income of Access Capital) by any Governmental Authority is or may be imposed on or as a result of any transac-

tion between any Company and Access Capital which Access Capital is or may be required to withhold or pay, Companies agree to indemnify and hold Access Capital harmless in respect of such taxes, and Companies will repay to Access Capital the amount of any such taxes which shall be charged to Companies’ account; and until Companies shall furnish Access Capital with indemnity therefor (or supply Access Capital with evidence satisfactory to it that due provision for the payment thereof has been made), Access Capital may hold without interest any balance standing to Companies’ credit and Access Capital shall retain its Liens in any and all Collateral.

               22.          Assignment By Access Capital.   Access Capital may assign any or all of the Obligations together with any or all of the security therefor and any transferee shall succeed to all of Access Capital’s rights with respect thereto.  Upon such transfer, Access Capital shall be released from all responsibility for the Collateral to the extent same is assigned to any transferee.  Access Capital may from time to time sell or otherwise grant participations in any of the Obligations and the holder of any such participation shall, subject to the terms of any agreement between Access Capital and such holder, be entitled to the same benefits as Access Capital with respect to any security for the Obligations in which such holder is a participant.  Each Company agrees that each such holder may exercise any and all rights of banker’s lien, set-off and counterclaim with respect to its participation in the Obligations as fully as though Companies were directly indebted to such holder in the amount of such participation.

               23.          No Waiver; Cumulative Remedies.   Failure by Access Capital to exercise any right, remedy or option under this Agreement, any Ancillary Agreement or any supplement hereto or thereto or any other agreement between any Company and Access Capital or delay by Access Capital in exercising the same, will not operate as a waiver; no waiver by Access Capital will be effective unless it is in writing and then only to the extent specifically stated.  Access Capital’s rights and remedies under this Agreement and the Ancillary Agreements will be cumulative and not exclusive of any other right or remedy which Access Capital may have.

               24.          Application of Payments.   Each Company irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received by Access Capital from or on any Company’s behalf and each Company hereby irrevocably agrees that Access Capital shall have the continuing exclusive right to apply and reapply any and all payments received at any time or times hereafter against the Obligations hereunder in such manner as Access Capital may deem advisable notwithstanding any entry by Access Capital upon any of Access Capital’s books and records.

               25.          Indemnity.   Each Company agrees to indemnify and hold Access Capital and its affiliates, and their respective employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement or any of the Ancillary Agreements or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement, the Ancillary Agreements or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing, except to the extent that any such indemnified liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence or willful misconduct.  All indemnified liabilities shall be paid by Companies to Access Capital on demand, without application to the Bankruptcy Court.  NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY COMPANY OR TO ANY OTHER PARTY OR TO ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY ANCILLARY AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.

               26.          Revival.   Each Company further agrees that to the extent any Company makes a payment or payments to Access Capital, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy act, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.

               27.          Notices.   Any notice or request hereunder may be given to Company Agent or Access Capital at the respective addresses set forth below or as may hereafter be specified in a notice designated as a change of address under this Section.  Any notice or request hereunder shall be given by registered or certified mail, return receipt requested, hand delivery, overnight mail or telecopy (confirmed by mail).  Notices and requests shall be, in the case of those by hand delivery, deemed to have been given when delivered to any officer of the party to whom it is addressed, in the case of those by mail or overnight mail, deemed to have been given when deposited in the mail or with the overnight mail carrier, and, in the case of a telecopy, when confirmed.

Notices shall be provided as follows:

If to Access Capital:	Access Capital, Inc.
405 Park Avenue
New York, New York 10022
Attention: Client Services Department
Telephone: (212) 644-9300
Telecopier: (212) 644-5488

with a copy to:	Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
Attention: Scott J. Giordano, Esq.
Telephone: (212) 407-4000
Telecopier: (212) 407-4900

If to Company:	Interliant, Inc.
Two Manhattanville Road
Purchase, New York 10577-2118
Attention: Bruce Klein, Senior Vice President and General Counsel
Telephone: (914) 696-6202
Telecopier: (914) 640-4961

With a copy to:	Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York 10036
Attention: Cathy R. Hershcopf, Esq.
Telephone: (212) 479-6138
Telecopier: (212) 479-6275

               28.          Governing Law, Jurisdiction and Waiver of Jury Trial.

                              (a)           THIS AGREEMENT AND THE ANCILLARY AGREEMENTS SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE.

                              (b)           EACH PARTY HERETO IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE UNTIED STATES BANKRUPTCY COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT WITHOUT PREJUDICE TO ANY PARTY’S RIGHT TO ASSERT THAT THE SUBJECT MATTER OF ANY SUCH DISPUTE IS NOT A CORE PROCEEDING, IN WHICH CASE THE PARTIES HERETO ACKNOWLEDGE THAT THE JURISDICTION OF SUCH DISPUTE MAY BE MAINTAINED IN ANY NEW YORK FEDERAL OR STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, CITY OF NEW YORK; PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ACCESS CAPITAL FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY

OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ACCESS CAPITAL.  EACH PARTY HERETO EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION WHICH IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.  EACH COMPANY HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO COMPANY AGENT AT THE ADDRESS SET FORTH IN SECTION 27 AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF COMPANY AGENT’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

                              (c)           THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN ACCESS CAPITAL AND ANY COMPANY ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR THE TRANSACTIONS RELATED THERETO.

               29.          Company Agency Provisions.

                              (a)           Each Company hereby irrevocably designates Company Agent to be its attorney and agent and in such capacity to borrow, sign and endorse notes, and execute and deliver all instruments, documents, writings and further assurances now or hereafter required hereunder, on behalf of such Company or Companies, and hereby authorizes Access Capital to pay over or credit all loan proceeds hereunder in accordance with the request of Company Agent.

                              (b)           The handling of this credit facility as a co-borrowing facility with a company agent in the manner set forth in this Agreement is solely as an accommodation to Companies and at their request.  Access Capital shall not incur liability to Companies as a result thereof.  To induce Access Capital to do so and in consideration thereof, each Company hereby indemnifies Access Capital and holds Access Capital harmless from and against any and all liabilities, expenses, losses, damages and claims of damage or injury asserted against Access Capital by any Person arising from or incurred by reason of the handling of the financing arrangements of Companies as provided herein, reliance by Access Capital on any request or instruction from Company Agent or any other action taken by Access Capital with respect to this paragraph 29.

                              (c)           All Obligations shall be joint and several, and each Company shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Company shall in no way be affected by any extensions, renewals and forbearance granted by Access Capital to any Company, failure of Access Capital to give any Company notice of borrowing or any other notice, any failure of Access Capital to pursue to preserve its rights against any Company, the release by Access Capital of any Collateral now or thereafter acquired from any Company, and such agreement by each Company to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by Access Capital to the other Companies or any Collateral for such Company’s Obligations or the lack thereof.

                              (d)           Each Company expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Company may now or hereafter have against any other Company or other person or entity directly or contingently liable for the Obligations, or against or with respect to any other Company’s property (including, without limitation, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until all Obligations have been paid in full in cash and this Agreement has been irrevocably terminated.

                              (e)           Each Company represents and warrants to Access Capital that (i) the Companies have one or more common shareholders, directors or officers, (ii) the businesses and corporate activities of the other Companies are closely related to, and substantially benefit, the business and corporate activities of such Company, (iii) the financial and other operations of the Companies are performed on a combined basis as if the Companies constituted a consolidated corporate group, (iv) such Company will receive a substantial economic benefit from entering into this Agreement and will receive a substantial economic benefit from the application of each Revolving Credit Advance hereunder, in each case, whether or not such amount is used directly by such Company and (v) all requests for Revolving Credit Advance hereunder by the Company Agent are for the exclusive and indivisible benefit of each Company as though, for purposes of this Agreement, the Companies constituted a single entity.

               30.          Limitation of Liability.   Each Company acknowledges and understands that in order to assure repayment of the Obligations hereunder Access Capital may be required to exercise any and all of Access Capital’s rights and remedies hereunder and agrees that neither Access Capital nor any of Access Capital’s agents shall be liable for acts taken or omissions made in connection herewith or therewith except for actual bad faith or gross negligence.

               31.          Entire Understanding.   This Agreement and the Ancillary Agreements contain the entire understanding between Companies and Access Capital and any promises, representations, warranties or guarantees not herein contained shall have no force and effect unless in writing, signed by Companies’ and Access Capital’s respective officers.  Neither this Agreement, the Ancillary Agreements, nor any portion or provisions thereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged.

               32.          Severability.   Wherever possible each provision of this Agreement or the Ancillary Agreements shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the Ancillary Agreements shall be prohibited by or invalid under applicable law such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions thereof.

               33.          Captions.   All captions are and shall be without substantive meaning or content of any kind whatsoever.

               34.          Counterparts; Telecopier Signatures.   This Agreement may be executed in one or more counterparts, each of which shall constitute an original and all of which taken together shall constitute one and the same agreement.  Any signature delivered by a party via telecopier transmission shall be deemed to be any original signature hereto.

               35.          Construction.   The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

               36.          Publicity.   Companies hereby authorize Access Capital to make appropriate announcements of the financial arrangement entered into by and among Companies and Access Capital, including, without limitation, announcements which are commonly known as tombstones, in such publications and to such selected parties as Access Capital shall in its sole and absolute discretion deem appropriate.

               37.          Conditions Precedent.   The agreement of Access Capital to make the initial Revolving Credit Advances is subject to satisfaction of each of the following conditions precedent:  (a) the Interim Order shall have been entered by the Bankruptcy Court and shall be in form and substance satisfactory to Access Capital, shall be in full force and effect and shall not have been reversed, vacated, stayed, modified or amended without the express written consent of Access Capital, (b) each Company shall have executed and delivered to Access Capital and shall have caused all third parties to have executed and delivered to Access Capital all Ancillary Agreements necessary to consummate the transactions contemplated hereby and (c) no Event of Default shall have occurred and be continuing.

[Signature Page to Follow]

               IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.

INTERLIANT, INC., Debtor-In-Possession

By:

Name:	Francis J. Alfano
Title:	President and Chief Executive Officer

INTERLIANT ACQUISITION CORP., Debtor-In-Possession
INTERLIANT ASSOCIATION SOLUTIONS, INC., Debtor-In-Possession
INTERLIANT CONSULTING AND PROFESSIONAL SERVICES, INC., Debtor-In-Possession
INTERLIANT INTERNATIONAL, INC., Debtor-In-Possession
INTERLIANT TEXAS, INC., Debtor-In-Possession
THE JACOBSON CONSULTING GROUP, INC., Debtor-In-Possession
rSP INSURANCE AGENCY, INC., Debtor-In-Possession
SL SUCESSSOR CORP., Debtor-In-Possession
SOFT LINK HOLDING CORP., Debtor-In-Possession
TP SUCCESSOR CORP., Debtor-In-Possession
INTERLIANT SERVICES, INC., Debtor-In-Possession

By:

Name:	Bruce S. Klein
Title:	Vice President of each of the foregoing entities

ACCESS CAPITAL, INC.

By:

Name:	Miles M. Stuchin
Title:	President

Annex A - Definitions

                              “Access Capital Lockbox” shall have the meaning given to such term in Section 8(b).

                              “Account Debtor” means any Person who is or may be obligated with respect to, or on account of, an Account, Chattel Paper or General Intangibles (including a Payment Intangible).

                              “Accountants” has the meaning given to such term in Section 11(a).

                              “Accounts” means all “accounts”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, including:  (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by Chattel Paper or Instruments) (including any such obligations that may be characterized as an account or contract right under the UCC); (b) all of such Person’s rights in, to and under all purchase orders or receipts for goods or services; (c) all of such Person’s rights to any goods represented by any of the foregoing (including unpaid sellers’ rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods); (d) all rights to payment due to such Person for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, for a policy of insurance issued or to be issued, for a secondary obligation incurred or to be incurred, for energy provided or to be provided, for the use or hire of a vessel under a charter or other contract, arising out of the use of a credit card or charge card, or for services rendered or to be rendered by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person); and (e) all collateral security of any kind given by any Account Debtor or any other Person with respect to any of the foregoing.

                              “Accounts Availability” means the amount of Revolving Credit Advances against Eligible Accounts Access Capital may from time to time make available to Companies in accordance with the terms of this Agreement up to seventy-five percent (75%) of the net face amount of Companies’ Eligible Accounts; provided, however, that in the event Companies’ Dilution Rate with respect to Companies’ Accounts exceeds 5%, the percentage set forth above shall be reduced by 1% for each 1% increase over 5% in the Dilution Rate.

                              “Affiliate” of any Person means (a) any Person (other than a Subsidiary) which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.  For purposes of this definition, control of a Person shall mean the power, direct or indirect, (i) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

                              “Ancillary Agreements” means, each Subordination Agreement, the Intercreditor Agreement and all other agreements, instruments, documents, mortgages, pledges, powers of attorney, consents, assignments, contracts, notices, security agreements, trust agreements and guarantees whether heretofore, concurrently, or hereafter executed by or on behalf of any Company or any other Person or delivered to Access Capital, relating to this Agreement or to the transactions contemplated by this Agreement or otherwise relating to the relationship between Companies and Access Capital.

                              “Applicable Percentage” means five percent (5%).

                              “Bankruptcy Code” means the Bankruptcy Code, 11 U.S.C., Section 101 et. seq. and any amendments thereto.

                              “Bankruptcy Court” has the meaning given to the term in the Background section hereof.

                              “Bankruptcy Filing” has the meaning given to the term in the Background section hereof.

                              “Books and Records” means all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or otherwise necessary or helpful in the collection thereof or the realization thereupon.

                              “Business Day” means a day on which Access Capital is open for business and that is not a Saturday, a Sunday or other day on which banks are required or permitted to be closed in the State of New York.

                              “Capital Availability Amount” means $5,000,000.

                              “Change of Control” shall mean (i) any consolidation or merger of any Company with or into another entity (other than another Company), or (ii) a sale, transfer or other disposition of a division, Subsidiary and/or business unit of any Company to any Person to the extent the Sale Proceeds received by the Companies in connection with all such sales, transfers or other dispositions together with the aggregate amount of cash proceeds received by Interliant in connection with the DellHost Sale equals or exceeds $1,000,000 in the aggregate.

                              “Chattel Paper” means all “chattel paper,” as such term is defined in the UCC, including electronic chattel paper, now owned or hereafter acquired by any Person.

                              “Closing Date” means the date on which any Company shall first receive proceeds of the initial Loans.

                              “Collateral” means all of each Company’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interest including all of the following property in which it now has or at any time in the future may acquire any right, title or interest:

                              (a)           all Inventory;

                              (b)           all Equipment;

                              (c)           all Fixtures;

                              (d)           all General Intangibles;

                              (e)           all Accounts;

                              (f)           all Deposit Accounts, other bank accounts and all funds on deposit therein;

                              (g)           all Investment Property;

                              (h)           all Stock;

                              (i)            all Chattel Paper;

                              (j)            all Letter-of-Credit Rights;

                              (k)           all Instruments;

                              (l)            all commercial tort claims set forth on Exhibit 1(A);

                              (m)          all Books and Records;

                              (n)           all Supporting Obligations including letters of credit and guarantees issued in support of Accounts, Chattel Paper, General Intangibles and Investment Property;

                              (o)           (i) all money, cash and cash equivalents and (ii) all cash held as cash collateral to the extent not otherwise constituting Collateral, all other cash or property at any time on deposit with or held by Access Capital for the account of any Company (whether for safekeeping, custody, pledge, transmission or otherwise); and

                              (p)           all products and Proceeds of all or any of the foregoing, tort claims and all claims and other rights to payment including insurance claims against third parties for loss of, damage to, or destruction of, and (ii) payments due or to become due under leases, rentals and hires of any or all of the foregoing and Proceeds payable under, or unearned premiums with respect to policies of insurance in whatever form.

                              “Company Agent” means Interliant.

                              “Contract Rate” means an interest rate per annum equal to the Prime Rate plus one percent (1%).

                              “Default” means any act or event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

                              “Default Rate” has the meaning given to such term in Section 5(a)(iii).

                              “DellHost” means the DellHost business unit of Interliant.

                              “DellHost Sale” has the meaning given to such term in Section 12(r).

                              “Deposit Accounts” means all “deposit accounts” as such term is defined in the UCC, now or hereafter held in the name of any Person.

                              “Dilution Rate” means any reduction in the value of an Account of any Company at any time, including, without limitation, a reduction caused by:  return of goods, discounts, allowances, rebills, credits and/or any other non-cash offsets asserted or assertable by an Account Debtor of such Company.

                              “Documents” means all “documents”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all bills of lading, dock warrants, dock receipts, warehouse receipts, and other documents of title, whether negotiable or non-negotiable.

                              “EBITDA” means net income of the Companies on a consolidated basis before interest and taxes and exclusive of depreciation, amortization, extraordinary gains and losses, impairment losses and all other non-cash charges

                              “Eligible Accounts” means and includes each Account which conforms to the following criteria:  (a) shipment of the merchandise or the rendition of services has been completed; (b) no return, rejection or repossession of the merchandise has occurred; (c) merchandise or services shall not have been rejected or disputed by the Account Debtor and there shall not have been asserted any offset, defense or counterclaim; (d) continues to be in full conformity with the representations and warranties made by Companies to Access Capital with respect thereto; (e) Access Capital is, and continues to be, reasonably satisfied with the credit standing of the Account Debtor in relation to the amount of credit extended; (f) there are no facts existing or threatened which are likely to result in any adverse change in an Account Debtor’s financial condition; (g) is documented by an invoice in a form approved by Access Capital and shall not be unpaid more than ninety (90) days from invoice date; (h) not more than twenty-five percent (25%) of the unpaid amount of invoices due from such Account Debtor remains unpaid more than ninety (90) days from invoice date; (i) is not evidenced by chattel paper or an instrument of any kind with respect to or in payment of the Account unless such instrument is duly endorsed to and in possession of Access Capital or represents a check in payment of a Account; (j) the Account Debtor is located in the United States; (k) Access Capital has a first priority perfected Lien in such Account and such Account is not subject to any Lien other than Permitted Liens; (l) does not arise out of transactions with any employee, officer, agent, director, stockholder or Affiliate of any Company; (m) is payable to a Company; (n) does not arise out of a bill and hold sale prior to shipment and does not arise out of a sale to any Person to which any Company is indebted; (o) is net of any returns, discounts, claims, credits and allowances; (p) if the Account arises out of contracts between a Company and the United States, any state, or any department, agency or instrumentality of any of them, such Company has so notified Access Capital, in writing, prior to the creation of such Account, and there has been compliance with any governmental notice or approval requirements, including compliance with the Federal Assignment of Claims Act; (q) is a good and valid account representing an undisputed bona fide indebtedness incurred by the Account Debtor therein named, for a fixed sum as set forth in the invoice relating thereto with respect to an unconditional sale and delivery upon the stated terms of goods sold by a Company, or work, labor and/or services rendered by a Company; (r) does not arise out of progress billings prior to completion of the order; (s) such Company’s right to payment is absolute and not contingent upon the fulfillment of any condition whatsoever; (t) such Company is able to bring suit and enforce its remedies against the Account Debtor through judicial process; (u) does not represent interest payments, late or finance charges or service charges owing to a Company; and (v) is otherwise satisfactory to Access Capital as determined by Access Capital in the exercise of its reasonable discretion.

                              “Equipment” means all “equipment” as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including any and all machinery, apparatus, equipment, fittings, furniture, fixtures, motor vehicles and other tangible personal property (other than Inventory) of every kind and description that may be now or hereafter used in such Person’s operations or that are owned by such Person or in which such Person may have an interest, and all parts, accessories and accessions thereto and substitutions and replacements therefor.

                              “ERISA” shall have the meaning given to such term in Section 12(g).

                              “Event” means the occurrence of any one or more of the following events:  (i) the present Chapter 11 case relating to any Company is either dismissed or converted to a Chapter 7 case; (ii) a trustee or examiner is appointed in the Chapter 11 case relating to any Company; (iii) any plan of reorganization of any Company is confirmed that does not provide for the payment of the Obligations in full in cash; (iv) the reversal, vacatur, stay, amendment, supplementation or other modification of the Interim Order or the Final Order, as the case may be, in a manner which shall, in the reasonable opinion of Access Capital, adversely affect the rights of Access Capital under such Order or shall adversely affect the priority of any or all of Access Capital’s security interests, liens or claims; (v) the non-compliance or default by any Company with the terms of the Interim Order or the Final Order, as the case may be; (vi) the commencement of any action to contest the validity, perfection or enforceability of any Liens of Access Capital; or (vii) entry of an order modifying or vacating the stay of 11 U.S.C. §362(a) in favor of any party (other than Access Capital) with respect to any portion of the Collateral subject to Access Capital’s security interest other than with respect to Permitted Liens.

                              “Event of Default” means the occurrence of any of the events set forth in Section 18.

                              “Final Order” means the final order of the Bankruptcy Court authorizing the Companies to enter into this Agreement with and obtain post-petition financing from Access Capital and for other related relief, which such Order shall be satisfactory to Access Capital and substantially in the form of Exhibit C hereto, as the same may be amended, modified or supplemented from time to time with the express written consent or joinder of Access Capital.

                              “Financing Orders” means, collectively, the Interim Order and the Final Order.

                              “Fixtures” means all “fixtures” as such term is defined in the UCC, now owned or hereafter acquired by any Person.

                              “Formula Amount” shall have the meaning given to such term in Section 2(a)(i).

                              “GAAP” means generally accepted accounting principles, practices and procedures in effect from time to time in the United States of America.

                              “General Intangibles” means all “general intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any person including all right, title and interest that such Person may now or hereafter have in or under any contract, all Payment Intangibles, customer lists, Licenses, Intellectual Property, interests in partnerships, joint ventures and other business associations, permits, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, Software, data bases, data, skill, expertise, experience, processes, models, drawings, materials, Books and Records, Goodwill (including the Goodwill associated with any Intellectual Property), all rights and claims in or under insurance policies (including insurance for fire, damage, loss, and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key-person, and business interruption insurance, and all unearned premiums), uncertificated securities, choses in action, deposit accounts, rights to receive tax refunds and other payments, rights to received dividends, distributions, cash, Instruments and other property in respect of or in exchange for pledged Stock and Investment Property, and rights of indemnification.

                              “Goods” means all “goods”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including embedded software to the extent included in “goods” as defined in the UCC, manufactured homes, standing timber that is cut and removed for sale and unborn young of animals.

                              “Goodwill” means all goodwill, trade secrets, proprietary or confidential information, technical information, procedures, formulae, quality control standards, designs, operating and training manuals, customer lists, and distribution agreements now owned or hereafter acquired by any Person.

                              “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

                              “Indemnified Person” shall have the meaning given to such term in Section 25.

                              “Initial Term” means the Closing Date through the close of business on the first anniversary of the Closing Date, subject to acceleration upon the occurrence of an Event of Default hereunder or other termination hereunder.

                              “Instruments” means all “instruments”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all certificated securities and all promissory notes and other evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

                              “Intellectual Property” means any and all Licenses, patents, patent registrations, copyrights, copyright registrations, trademarks, trademark registrations, trade secrets and customer lists.

                              “Intercreditor Agreement” means collectively, any and all intercreditor agreements accepted by Access Capital from time to time with respect to Collateral of Company.

                              “Interim Order” means the interim order of the Bankruptcy Court authorizing Companies to enter into this Agreement with and obtain post-petition financing from Access Capital and for other related relief, which such Order shall be satisfactory to Access Capital and substantially in the form of Exhibit B hereto, as the same may be amended, modified or supplemented from time to time with the express written consent or joinder of Access Capital.

                              “Inventory” means all “inventory”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located, including all inventory, merchandise, goods and other personal property that are held by or on behalf of such Person for sale or lease or are furnished or are to be furnished under a contract of service or that  constitute raw materials, work in process, finished goods, returned goods, or materials or supplies of any kind, nature or description used or consumed or to be used or consumed in such Person’s business or in the processing, production, packaging, promotion, delivery or shipping of the same, including all supplies and embedded software.

                              “Investment Property” means all “investment property”, as such term is defined in the UCC, now owned or hereafter acquired by any Person, wherever located.

                              “Letter-of-Credit Rights” means “letter-of-credit rights” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including rights to payment or performance under a letter of credit, whether or not such Person, as beneficiary, has demanded or is entitled to demand payment or performance.

                              “License” means any rights under any written agreement now or hereafter acquired by any Person to use any trademark, trademark registration, copyright, copyright registration or invention for which a patent is in existence or other license of rights or interests now held or hereafter acquired by any Person.

                              “Lien” means any mortgage, security deed, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the UCC or comparable law of any jurisdiction.

                              “Loans” means the Revolving Credit Advances and all extensions of credit hereunder or under any Ancillary Agreement.

                              “Lockbox Account” shall have the meaning given to such term in Section 8(a).

                              “Material Adverse Effect” means a material adverse effect on (a) the condition, operations, assets, business or prospects of Interliant, individually, or the Companies taken as a whole, other than the Bankruptcy Filing, (b) any Company’s ability to pay or perform the Obligations in accordance with the terms hereof or any Ancillary Agreement, (c) the value of the Collateral, the Liens on the Collateral or the priority of any such Lien or (d) the practical realization of the benefits of Access Capital’s rights and remedies under this Agreement, the Ancillary Agreements, the Interim Order and the Final Order.

                              “Maximum Legal Rate” shall have the meaning given to such term in Section 5(a)(iv).

                              “Net Income” means, for any period, the net income (or loss) of the Companies on a consolidated basis (excluding, for such period, (i) extraordinary gains and losses; (ii) expenses relating to this Agreement; (iii) any non-cash charges incurred related to the sale, disposition or wind-down of a business, division or operation; (iv) any currency translation gains or losses; (v) any non-cash compensation charges; (vi) non-cash charges incurred related to pre-petition indebtedness; (vii) any non-cash asset impairment charges, and; (viii) any non-cash restructuring charges).

                              “Obligations” means all Loans, all advances, debts, liabilities, obligations, covenants and duties owing by each Company to Access Capital (or any corporation that directly or indirectly controls or is controlled by or is under common control with Access Capital) of every kind and description (whether or not evidenced by any note or other instrument and whether or not for the payment of money or the performance or non-performance of any act), direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, whether existing by operation of law or otherwise now existing or hereafter arising including any debt, liability or obligation owing from any Company to others which Access Capital may have obtained by assignment or otherwise and further including all interest (including interest accruing at the then applicable rate provided in this Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), charges or any other payments any Company is required to make by law or otherwise arising under or as a result of this Agreement and the Ancillary Agreements, together with all reasonable expenses and reasonable attorneys’ fees chargeable to Companies’ account or incurred by Access Capital in connection with Companies’ account whether provided for herein or in any Ancillary Agreement.

                              “Payment Intangibles” means all “payment intangibles” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including, a General Intangible under which the Account Debtor’s principal obligation is a monetary obligation.

                              “Permitted Liens” means (a) Liens of carriers, warehousemen, artisans, bailees, mechanics and materialmen incurred in the ordinary course of business securing sums not overdue; (b) Liens incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance or other forms of governmental insurance or benefits, relating to employees, securing sums (i) not overdue or (ii) being diligently contested in good faith provided that adequate reserves with respect thereto are maintained on the books of the applicable Company in conformity with GAAP; (c) Liens in favor of Access Capital; (d) Liens for taxes (i) not yet due or (ii) being diligently contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the applicable Company in conformity with GAAP provided, that, the Lien shall have no effect on the priority of Liens in favor of Access Capital or the value of the assets in which Access Capital has a Lien; (e) Purchase Money Liens securing Purchase Money Indebtedness to the extent permitted in this Agreement; (f) Liens in respect of Equipment leased by any Company (whether or not such lease is capitalized); (g) the Professional Fee Carveout (as defined in the Interim Order); and (h) Liens specified on Exhibit 1(B) hereto.

                              “Person” means any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.

                              “Prime Rate” means the “base rate” or “prime rate” announced by Citibank, N.A. from time to time.  The Prime Rate shall be increased or decreased as the case may be for each increase or decrease in the Prime Rate in an amount equal to such increase or decrease in the Prime Rate; each change to be effective as of the day of the change in such rate.

                              “Proceeds” means “proceeds”, as such term is defined in the UCC and, in any event, shall include:  (a) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to any Company or any other Person from time to time with respect to any Collateral; (b) any and all payments (in any form whatsoever) made or due and payable to any Company from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of any Collateral by any governmental body, governmental authority, bureau or agency (or any person acting under color of governmental authority); (c) any claim of any Company against third parties (i) for past, present or future infringement of any Intellectual Property or (ii) for past, present or future infringement or dilution of any trademark or trademark license or for injury to the goodwill associated with any trademark, trademark registration or trademark licensed under any trademark License; (d) any recoveries by any Company against third parties with respect to any litigation or dispute concerning any Collateral, including claims arising out of the loss or nonconformity of, interference with the use of, defects in, or infringement of rights in, or damage to, Collateral; (e) all amounts collected on, or distributed on account of, other Collateral, including dividends, interest, distributions and Instruments with respect to Investment Property and pledged Stock; and (f) any and all other amounts , rights to payment or other property acquired upon the sale, lease, license, exchange or other disposition of Collateral and all rights arising out of Collateral.

                              “Projections”  means either (i) in the event Interliant sells DellHost not later than September 15, 2002, the projections attached hereto as Exhibit D-1, or (ii) in the event Interliant fails to sell DellHost prior to September 15, 2002, the projections attached hereto as Exhibit D-2.

                              “Purchase Money Indebtedness” means (a) any indebtedness incurred for the payment of all or any part of the purchase price of any fixed asset, (b) any indebtedness incurred for the sole purpose of financing or refinancing all or any part of the purchase price of any fixed asset, and (c) any renewals, extensions or refinancings thereof (but not any increases in the principal amounts thereof outstanding at that time).

                              “Purchase Money Lien” means any Lien upon any fixed assets that secures the Purchase Money Indebtedness related thereto but only if such Lien shall at all times be confined solely to the asset the purchase price of which was financed or refinanced through the incurrence of the Purchase Money Indebtedness secured by such Lien and only if such Lien secures only such Purchase Money Indebtedness.

                              “Receivables Purchase” has the meaning set forth in Section 2(b).

                              “Renewal Term” has the meaning set forth in Section 16.

                              “Revolving Credit Advances” shall have the meaning given to such term in Section 2(a)(i).

                              “Sale Proceeds” means the aggregate amount of all cash proceeds received by the Companies in connection with the sale, transfer or other disposition of any Company’s assets to any Person.

                              “Senior Management” means (a) Francis J. Alfano, President and Chief Executive Officer and (b) Stephen V. Ball, Vice President, Finance.

                              “Software” means all “software” as such term is defined in the UCC, now owned or hereafter acquired by any Person, including all computer programs and all supporting information provided in connection with a transaction related to any program.

                              “Specified Event” has the meaning given to such term in Section 12(r).

                              “Specified Event Date” has the meaning given to such term in Section 12(r).

                              “Stock” means all certificated and uncertificated shares, options, warrants, membership interests, general or limited partnership interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

                              “Subordinated Creditor” means any Person who enters into a Subordination Agreement with Access Capital with respect to amounts owed by any Company to such Subordinated Creditor.

                              “Subordinated Debt” means any note, document, instrument or agreement now or any time hereafter executed and/or delivered by any Company with or in favor of any Subordinated Creditor which evidences the principal, interest and other amounts owed by such Company to such Subordinated Creditor.

                              “Subordination Agreement” means, collectively, all subordination agreements in favor of and accepted by Access Capital from time to time with respect to indebtedness of Companies.

                              “Subsidiary” of any Person means a corporation or other entity whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

                              “Success Fee” has the meaning given to such term in Section 12(r).

                              “Super-Priority Claim” means a claim against any Company in connection with the Bankruptcy Filing which is an administrative expense claim having priority over any or all administrative expenses of the kind specified in Section 503(b) or 507(b) of the Bankruptcy Code.

                              “Supporting Obligations” means all “supporting obligations” as such term is defined in the UCC, including letters of credit and guaranties issued in support of Accounts, Chattel Paper, Documents, General Intangibles, Instruments, or Investment Property.

                              “Term” means, as applicable, the Initial Term and any Renewal Term.

                              “UCC” means the Uniform Commercial Code as the same may, from time be in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Access Capital’s Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions of this Agreement relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions; provided further, that to the extent that UCC is used to define any term herein or in any Ancillary Agreement and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

EXHIBITS

Exhibit 1(A) - Commercial Tort Claims

Exhibit 1(B) - Permitted Liens

Exhibit 7(c) - Actions for Perfection

Exhibit 7(p) - Bank Accounts

Exhibit 11(b) – Form of Cash Flow Statement

Exhibit 12(d) - Corporate Information and Locations of Collateral

Exhibit 12(k) - Licenses, Patents, Trademarks and Copyrights

Exhibit 12(n)(i) - Permitted Indebtedness

Exhibit 12(n)(ii) - Existing Subsidiaries

Exhibit A - Other Companies

Exhibit B - Interim Order

Exhibit C - Final Order

Exhibit D-1 – Projections

Exhibit D-2 – Projections